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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

Contact:          Frank D. DeBartola
                  Vice President - Strategic Business Development
                  404-264-2600
Website:          http://www.HMPvascular.com


            HORIZON MEDICAL PRODUCTS, INC. ("HMP") ANNOUNCES MOVE TO
                 THE AMERICAN STOCK EXCHANGE UNDER SYMBOL "HMP"

Atlanta, Georgia - November 8, 1999 - Horizon Medical Products, Inc. (NASDAQ:HMPS) today announced that its common stock has been accepted for listing on the American Stock Exchange (the "AMEX") under the symbol "HMP," and will commence trading on the AMEX at the opening of business on November 9, 1999. In conjunction with its move to the AMEX, its stock will discontinue trading on the Nasdaq National Market System as of the close of business on November 8, 1999, where it is currently traded under the symbol "HMPS."

Marshall B. Hunt, Chairman and Chief Executive Officer of HMP, said, "We are transitioning our stock listing to the American Stock Exchange. We look forward to trading on the AMEX and providing continued liquidity for our shareholders. Trading in HMP's common stock will not be interrupted by this change, as the transition should be seamless for our shareholders."

Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and in various documents filed by HMP with the U.S. Securities and Exchange Commission, including but not limited to HMP's Prospectus on Form S-1 and HMP's Annual Report on Form 10-K for the year ended December 31, 1998. There can be no assurance that statements made in this press release relating to future events will be achieved. HMP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

HMP, headquartered in Manchester, Georgia, is a specialty medical device company focused on manufacturing and marketing vascular access products. HMP's oncology product lines include implantable ports, tunneled central venous catheters and stem-cell transplant catheters used primarily in cancer treatment protocols. HMP has a complete line of acute and chronic dialysis catheters and immediate access hemodialysis grafts used for kidney failure patients and a specialty line of embolectomy balloon catheters, carotid balloon shunts, and occlusion balloon products used to maintain the vascular system.


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